As filed with the Securities and Exchange Commission on August 28, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Brookfield Property REIT Inc.

(f/k/a GGP Inc.)

(Exact name of registrant as specified in its charter)

Delaware	27-2963337
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

250 Vesey St., 15th Floor

New York, NY 10281

(Address of Principal Executive Offices)(Zip Code)

Amended and Restated Brookfield Property REIT Inc. 2010 Equity Incentive Plan

(Full title of the plan)

Michelle Campbell

Secretary

Brookfield Property REIT Inc.

Brookfield Place

250 Vesey Street, 15th Floor

New York, NY 10281

(Name and address of agent for service)

(212 417-7000)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A Stock, par value $0.01 per share	7,243,249 shares	$20.79	$150,587,146.70	$18,748.10

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminate number of additional shares of Brookfield Property REIT Inc. Class A Stock that may be offered or issued to prevent dilution in the event of a stock split, stock dividend or similar transaction.

(2)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on the average of the high and low prices per share of Class A Stock reported on the Nasdaq Global Select Market on August 28, 2018.

EXPLANATORY NOTE

(Not Part of the Prospectus)

On August 28, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of March 26, 2018 (as amended by the Amendment to Agreement and Plan of Merger, dated June 25, 2018, the “Merger Agreement”), among Brookfield Property Partners L.P., a Bermuda exempted limited partnership (“BPY”), Goldfinch Merger Sub Corp., a Delaware corporation and an indirect, wholly owned subsidiary of BPY (“Acquisition Sub”), and GGP Inc. (“GGP” or “Predecessor”), Acquisition Sub merged with and into GGP (the “Merger”), with GGP surviving the Merger as an indirect subsidiary of BPY and renamed Brookfield Property REIT Inc. (the “Company”). At the effective time of the Merger, each issued and outstanding share of the Predecessor, par value $0.01 per share (“Predecessor Common Stock”)(other than (a) shares of Predecessor Common Stock owned by BPY, Acquisition Sub or the Predecessor, in each case immediately prior to the effective time of the Merger, which were cancelled and extinguished without any conversion thereof or consideration paid therefor, (b) shares of Predecessor Common Stock that were owned immediately prior to the effective time of the Merger by stockholders who had perfected and not withdrawn a demand for appraisal rights with respect to such shares, and (c) shares of Predecessor restricted stock (“Predecessor Restricted Stock”), which were cancelled or converted as described in the Merger Agreement), was cancelled and extinguished and automatically converted into the right to receive cash from BPY in an amount, without interest, equal to $0.312 per share.

The issuance of the Class A Stock and 6.375% series A cumulative redeemable preferred stock of the Company (“Series A Preferred Stock”) was registered under the Securities Act, pursuant to GGP’s Registration Statement on Form S-4 (File No. 333-224593), as amended, initially filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2018 and declared effective by the Commission on June 26, 2018. The Class A Stock and Series A Preferred Stock were listed for trading on the Nasdaq Global Select Market effective August 28, 2018.

The Predecessor maintained the General Growth Properties, Inc. 2010 Equity Incentive Plan (“Predecessor Plan”) under which the Predecessor granted equity awards, including awards of certain partnership interests in GGP Operating Partnership, L.P., an operating partnership of the Predecessor (“FV LTIP Units”), which could be redeemed for Predecessor Common Stock and Predecessor Restricted Stock. In connection with the Merger, the Predecessor Plan was amended and restated, and approved by the Company’s Board of Directors on August 28, 2018, as the Amended and Restated Brookfield Property REIT Inc. 2010 Equity Incentive Plan (the “Plan”). The Company may grant equity awards under the Plan, including FV LTIP Units which can be redeemed for Class A Stock of the Company and shares of restricted Class A Stock of the Company. This Registration Statement on Form S-8 is filed by the Company for the purpose of registering 7,243,249 shares of Class A Stock that may be offered and sold pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been previously filed with the Commission, are hereby incorporated by reference into this Registration Statement as of their respective dates (only to the extent “filed” and not “furnished” in accordance with Commission rules):

1.	The Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed by the Predecessor with the Commission on February 22, 2018;

2.

All other reports filed by the Predecessor with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year ended December 31, 2017 through August 28, 2018;

3.	The Company’s Current Report on Form 8-K filed with the Commission on August 28, 2018; and

4.

The description of the Company’s Class A Stock contained in the Registration Statement on Form S-4 initially filed by the Predecessor with the Commission on May 2, 2018, as amended, as incorporated by reference in the Registration Statement on Form 8-A filed by the Company with the Commission on August 27, 2018.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01, and any exhibits thereto, of any Form 8-K, unless expressly stated otherwise therein), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters with respect to the offering of the shares of Class A Stock registered hereby have been passed upon by Goodwin Procter LLP.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, along with the Company’s Third Amended and Restated Certification of Incorporation (the “Certificate”) and the Amended and Restated Bylaws (the “Bylaws”). The Company is a Delaware corporation.

Article VII of the Certificate provides for the Company’s indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it exists now or may be amended (the “DGCL”). Section 145 of the DGCL authorizes a corporation to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such person has no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such director of officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by Section 102(b)(7) of the DGCL, the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibits

4.1	Third Amended and Restated Certificate of Incorporation of GGP Inc. (incorporated by reference to Exhibit 3.1 to GGP Inc.’s Registration Statement on the Form 8-A12B, filed on August 27, 2018)

4.2	Fifth Amended and Restated Bylaws of Brookfield Property REIT Inc. (incorporated by reference to Exhibit 3.2 to GGP Inc.’s Registration Statement on the Form 8-A12B, filed on August 27, 2018)

4.3	Amended and Restated Brookfield Property REIT Inc. 2010 Equity Incentive Plan.*

5.1	Opinion of Goodwin Procter LLP, regarding the legality of the securities being registered.*

23.1	Consent of Deloitte & Touche LLP to Brookfield Property REIT Inc. (formerly GGP Inc.)*

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page to this Registration Statement).*

*	Exhibit filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on this 28th day of August, 2018.

Brookfield Property REIT Inc.

By:	/s/ Michelle Campbell
Michelle Campbell
Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Bryan Davis and Brian Kingston, and each of them singly (with full power to each of them to act alone), his or her true and lawful agent, proxy, and attorney-in-fact, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 28, 2018.

Signature	Title

/s/ Brian Kingston Brian Kingston	Chief Executive Officer and President of Brookfield Property Group LLC, a manager of the registrant (Principal Executive Officer)

/s/ Bryan Davis Bryan Davis	Chief Financial Officer of Brookfield Property Group LLC, a manager of the registrant (Principal Financial Officer and Principal Accounting Officer)

/s/ Richard B. Clark Richard B. Clark	Director (Chairman)

/s/ Jeffrey Blidner Jeffrey Blidner	Director

/s/ Soon Young Chang Soon Young Chang	Director

/s/ Omar Carneiro da Cunha Omar Carneiro da Cunha	Director

/s/ Stephen DeNardo Stephen DeNardo	Director

/s/ Louis Joseph Maroun Louis Joseph Maroun	Director

/s/ Lars Rodert Lars Rodert	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

4.1	Third Amended and Restated Certificate of Incorporation of GGP Inc. (incorporated by reference to Exhibit 3.1 to GGP Inc.’s Registration Statement on Form 8-A12B, filed on August 27, 2018)

4.2	Fifth Amended and Restated Bylaws of Brookfield Property REIT Inc. (incorporated by reference to Exhibit 3.2 to GGP Inc.’s Registration Statement on Form 8-A12B, filed on August 27, 2018)

4.3	Amended and Restated Brookfield Property REIT Inc. 2010 Equity Incentive Plan.*

5.1	Opinion of Goodwin Procter LLP, regarding the legality of the securities being registered.*

23.1	Consent of Deloitte & Touche LLP to Brookfield Property REIT Inc. (formerly GGP Inc.)*

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page to this Registration Statement).*

*	Exhibit filed herewith.